Exhibit 8.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

JIAYIN GROUP INC.

Name	Place of incorporation/ establishment
Subsidiaries
Jiayin Holdings Limited	BVI
Geerong (HK) Limited (formerly known as “Jiayin (HK) Limited”)	Hong Kong
Jiayin Southeast Asia Holdings Limited	BVI
Shanghai Kunjia Technology Co., Ltd.	Shanghai
Geerong Yunke Information Technology Co., Ltd.	Shanghai
Jiangxi Yunkaijianming Technology Co., Ltd. (formerly known as “Geerong Yun (Shanghai) Technology Development Co., Ltd.”)	Jiangxi
Shanghai Chuangzhen Software Co., Ltd.	Shanghai
Shanghai Jirongzhicheng Enterprise Development Co., Ltd.	Shanghai
Hainan Yinke Financing Guarantee Co., Ltd.	Hainan
Shanghai Jiazhen Software Co., Ltd.	Shanghai

VIE and VIE's subsidiaries
Shanghai Jiayin Technology Co., Ltd. (formerly known as "Shanghai Jiayin Finance Technology Co., Ltd.”)	Shanghai
Shanghai Jiajie Internet Information Services Co., Ltd. (formerly known as “Shanghai Jiajie Finance Information Services Co., Ltd.”)	Shanghai
Jiayin Shuke Information Technology Co., Ltd.	Shanghai
Guangxi Chuangzhen Information Technology Co., Ltd.	Guangxi